Exhibit 16.1
                            KIESLING ASSOCIATES LLP
                                6401 Odana Road
                             Madison, WI 53719-1155



Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for Chorus Communications Group, Ltd and on February 6, 1998, we reported on the consolidated financial statements of Chorus Communications Group, Ltd and Subsidiaries as of December 31, 1996 and 1997 and for the three years ended December 31,1997. On October 21, 1998, the Board of Directors of Chorus Communications Group, Ltd. selected another firm as principal accountants of Chorus. We have read Chorus's statements included under Item 4 of its Form 8-K for October 23, 1998, and we agree with such statements.

Very truly yours,


/s/ KIESLING ASSOCIATES LLP
KIESLING ASSOCIATES LLP
Certified Public Accountants


Madison, WI
October 23, 1998